Exhibit 99.1

YAKDIN VALLEY FINANCIAL CORP.

Moderator: William Long

02-13-09/10:00 am CT

Confirmation # 6534944

YAKDIN VALLEY FINANCIAL CORP.

Moderator: William Long

February 13, 2009

10:00 pm CT

Operator:  Good day and welcome to the Yadkin Valley Financial Corporation’s fourth quarter earnings results conference call.  Today’s conference is being recorded.

At this time, I would like to turn the conference over to President and Chief Executive Officer Mr. William A. Long.  Please go ahead, sir.

William Long:  Thank you very much, Nancy.  Well, this is Bill Long.  I’ve got with me, today that will be speaking, Edwin Laws, our Chief Financial Officer.  And then, at the question-and-answer session, Joe Towell has joined us, our Chief Credit Officer; Steve Robinson, our Chief Executive Officer and (Julie Mason), our Comptroller, is also with us.

But I want to welcome and thank all of you for joining us today.  We certainly appreciate your continuing interest in Yadkin Valley Financial.  During the first quarter of 2008 and 2009, we’ve certainly seen some — an economic environment becoming more and more difficult.  Nonetheless, we believe that Yadkin Valley will be able to meet these challenges.

While our fourth quarter non-performing assets increased slightly, over the third quarter, of last year, from 0.83% to 1.09%, we’re still performing significantly better than the peers, in the industry, as a whole, which reported non-performing assets, as a percentage of total assets, above the 2% range, on average, at the end of the fourth quarter 2008.  Based on fourth quarter 2008 ((inaudible)) the average non-performing assets, the total assets, ratio of our peer group increased just over 150 basis points between year-end ‘07 and year-end ‘08.

By comparison, our average of non-performing assets increased just (38) basis points.  We believe this speaks to our conservative underwriting standards, as well as, our ability to recognize and manage troubled credits.

And our reserves, as a percentage of total loans, remain inline with our peers, which were above 1.75%.  Moreover, approximately 1/3 of our company’s non-accrual loans continued to pay as agreed.  Loans 39 to 89 past days — 30 to 89 days past due totaled $18.6 million, at the end of the fourth quarter and we’re closely monitoring those loans.  We feel confident that we can manage our problem assets, as we move forward, in 2009, having significantly improved our credit administration and review process during all of ‘09.

We remain well-capitalized from a regulatory standpoint with $36 million in new capital we added, under the TARP program, will allow us to selectively take advantage with the unique opportunities that have arisen during this unprecedented economic environment, particularly, as we move into the demographically attractive markets of Mecklenburg County and Union County.  We believe that we have excess capital to grow our franchise, as well as, absorbing any potential future losses.

Speaking of the merger, we’ve made substantial progress toward closing the (integrating) of American Community, during the fourth quarter.  In addition to extensive training for the American Community employees, we have and will extensively review — continue to review their loan portfolio for potential loss.  And believe the risk adherent with their loan portfolio is still manageable.

We expect the merger to close soon after the special shareholders meeting.  I must say, here, we’re very pleased with the attitudes of the employees of American Community Bank.  That will go a long way towards making this merger successful.  We feel confident that this merger will go smoothly given our proven track record of successfully integrating three financial institutions, with total assets of $587 million, since 2002, as well as, ((inaudible)) our mortgage subsidiary.

We’re still focused on profitable growth.  Even new credit quality remains our top priority, at the current time.  Sidus registered a record year, in 2008, for originations, closing just over $1 billion in new mortgage loans and is entering 2009 with a loan pipeline at record levels.  This is significant considering the weak position — the current weak housing market and is expected to help improve our non-interest income even more.

The expansion into New England, during the first quarter of ‘08, proved to be an important strategic move to us, as almost a fourth of Sidus’s 2008 originations were derived from this region.  I think this is a significant move for Sidus and the startup of that operation — to start up that operation and become profitable, in the first 5 months.

Looking forward to the future, we’re cautiously optimistic about growth for us ((inaudible)) markets and we believe we will successfully weather the difficult 2009.  Excluding the American Community merger, we expect our loan growth to be modest compared to prior years.  We anticipate that our net interest margin will remain relatively stable, during the first quarter, of ‘09.

Deposit pricing has become more rational, in our markets and we anticipate that we will continue to add to our loan loss reserves, as we anticipate a continued economic weakness.  While our asset quality metrics are expected to deteriorate slightly, during the first half of ‘09, we believe that they will continue to perform above our peer and industry averages and remain at manageable levels.

And now I’ll turn it over to Edwin who will discuss the financial results.

Edwin Laws:  Thank you, Bill and good morning everyone.  I do want to refer you to the press release that we distributed, this morning, shortly before the market opened at 9:20 and our comments will be derived from that.

Our fourth quarter results were impacted by a $2.7 million increase in loan loss provision, in addition to a 6% increase in our net interest income, over the fourth quarter of 2007.  Net income, for the fourth quarter, amounted to $217,000 or 2 cents per diluted share.  While net income, for the full-year 2008, amounted to $6.7 million or 59 cents per diluted share.

Net interest income decreased about 6% to $9.9 million, over the 4th quarter of 2007, primarily, due to 400 basis points decrease in the prime rate, during the year 2008, which had the more immediate effect on variable rate loans than deposit costs.  The net interest margin decreased by 101 basis points to 3.02% compared to the same period last year.

The non-interest income increased 22% to $4.5 million, over the fourth quarter, of 2007, primarily driven by an increase in service charges and mortgage sale gains.  We also reported a write-down, $215,000, in real estate, during the fourth quarter, of 2007.

Compared to the third quarter of 2008, non-interest income increased 48%.  This increase was, primarily, due to a $972,000 pretax loss on investments in Freddie Mac Preferred Stock that occurred during the 3rd quarter of 2008.  Excluding this third quarter charge, non-interest income, for the fourth quarter, would’ve increased 12% over the third quarter.

Service charges increased 2%, sequentially, while gains on mortgage sales rose 20%.  Non-interest expense increased 26% to $10.1 million, over the fourth quarter, of 2007.  This year-over-

year increased was, largely, due to expenses associated with the Cardinal State Bank acquisition in March ‘08.

We saw some significant growth, in our total assets, loans and deposits.  This increase, on a year-over-year basis, was mostly due to the acquisition of Cardinal State Bank.  Nevertheless, we did see some organic growth with our assets increasing by 8%; loans by 14% and deposits by 2%, excluding, the Cardinal acquisition.

As Bill mentioned, we believe we can weather the current economic conditions that will continue in 2009, with a net interest margin that should become stable, in the first quarter, of the year and improve after that.  We do expect to increase our loan loss reserves, which will slightly impact our asset quality but we expect to continue to outperform our peers.

I’ll now turn it back to over to Bill.

William Long:  Thank you very much, Ed.  This concludes our prepared remarks.  Before we begin questions, let me remind you that Joe Towell is with by phone; Steve Robinson is with us — is in the room and (Julie Mason), is also in the room, along with Edwin and I.  So, if you’ll — you know how I like to talk and brag about this bank, so if you want to ask somebody, specifically, ask them or I’ll be answering.

So, we’ll turn it up — open it up for questions now.

Operator:  Thank you, Mr. Long.  The question-and-answer session will be conducted electronically.  If you would like to ask a question and please do so by pressing the star key followed by the digit 1 on your touch-tone telephone.  If you’re using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment.  Once again, please press star 1 on your touch-tone telephone to ask a question.  And we’ll pause for a moment.

Our first question will come from Scott Mittleman from AM Investment Partners.

Scott Mittelman:  Hi, good afternoon.  Thanks for taking my question.  I just had one question about the merger.  There’s a condition, in the merger agreement, about an index and a ratio regarding your stock price.

I was just wondering when the 10-day average period to compare your stock price to the index would begin?  And if there’s been any talk about the condition to the consummation of the deal with American Community.

William Long:  Well, I’ll answer that if that’s OK, Scott.  There is a condition in there.  It’s a 20-day average ((inaudible)) end — it’s kind of a double-trigger, comparing the financial stock index to any drop or increase in our price.  There was a ceiling, also.

We’ve had no discussions about — from them.  It’s their call.  But they have indicated no resistance to what our stock has done lately.  So, I guess, I’ll answer your question that way.

It would be their call.  And we’re going through the process, now, of having our meeting and conversations with (Randy) have been fine.  I think they want the merger to proceed.

Scott Mittelman:  All right, super.  Thank you very much.

William Long:  Thank you.

Operator:  Again, that is star 1 to ask a question.  We’ll take our next question from Carter Bundy from Stifel Nicolaus.

Carter Bundy:  Good morning.

William Long:  Hey, Carter.  How you doing?

Carter Bundy:  Doing all right.  How are you all?

William Long:  Good, thanks.

Carter Bundy:  Bill, did you say that the 30 to 89 balances were $18.6 million?

William Long:  I could go back again on ((inaudible)).  Where are you?

Carter Bundy:  The past due data.

William Long:  Yes, $18.6 million in total.

Carter Bundy:  OK and that’s just 30 to 89s.

William Long:  Yes.

Carter Bundy:  OK.  Secondly, do you believe that — looking at the mortgage results, in the quarter, do you believe that those kind of results are sustainable, here, going into early ‘09?

William Long:  Well, I think the mortgage results are sustainable going into ‘09 because there’s so much pipeline right now.  And if rates — mortgage rates could be anticipated to drop, a little bit, I think there’s a lot more people waiting for that move.  So, I think there’s a very good chance of that.

Carter Bundy:  OK.  And on a third, moving on to capital; we haven’t heard anything from ACBA about TARP proceeds.  Do you all anticipate them receiving TARP?

William Long:  We don’t have any idea whether they’re going to receive TARP.  They’ve applied for TARP.  They haven’t heard back from that.  It would be nice if they got it but in our calculations, we did not anticipate any TARP.

Carter Bundy:  OK.  You know given where the share price is now and given the amount of assets you’re putting on the balance sheet, if the deal — as the deal goes through, how do you all feel about capital levels right now?

William Long:  Edwin.

Edwin Laws:  Well, we feel like that the initial TARP that we got, back in January, which we had announced, last month, provides the basic capital for the net assets acquired from American Community, as well as, provides for some growth opportunities building our deposit loan base, from there.

Carter Bundy:  OK, so feel like that can carry you through the next few quarters?

William Long:  Yes.

Edwin Laws:  Right.

Carter Bundy:  OK.  Thank you all very much.

William Long:  Thank you, Carter.

Edwin Laws:  Thanks, Carter.

Operator:  Our next question will come from Hilary Shane from ODS Capital.

Hilary Shane:  Hi, how are you?

William Long:  Good morning, Hilary.

Hilary Shane:  Good morning.  It’s a follow-up to the question, I think, Scott asked.  When does the 20-day period start exactly?  Do you know when that started?

William Long:  I got to get ((inaudible)) days.  I think it’s the 20 days prior to the shareholders meeting.

Hilary Shane:  Twenty trading days prior to the — and is it based on closing price or the valuated price, do you remember?

William Long:  No, it’s closing.

Hilary Shane:  It’s based on the closing price, OK.  And how has it done to date?  Is it just — what’s the trigger percentage-wise versus its index, do you know?

William Long:  Well, we still got a few days to go, for one thing.

Hilary Shane:  Has the trigger been set, though?  Is it close to the trigger?

William Long:  We’re below the trigger, right now.  The first stock stayed down.

Hilary Shane:  You’re below the trigger.

William Long:  We’re below the …

Hilary Shane:  Threshold.

William Long:  … the — we’re below the …

Edwin Laws:  First trigger.

William Long:  … floor.  We’re below the floor, which is just one of the triggers.

Hilary Shane:  OK.  And so, it’d have to — I think, then, American Community would have to go to the Board and ask them what they would want to do then, if you are below the trigger, at the day of the vote, correct?

William Long:  Well, they would have to make that call.

Hilary Shane:  Right.  All right, thank you so much.  I appreciate it.

William Long:  Thank you, Hilary.

Operator:  As a final reminder, that is star 1 to ask a question.  And it appears there are no further questions at this time.  Mr. Long, I’d like to turn the conference back over to you for any additional or closing remarks.

William Long:  Well, just in conclusion, I will say that this bank is well prepared to face the challenges for ‘09 and beyond that.  We’re excited about the American Community merger.  We think it is a good merger, for us.  It’s a good match, for us.

And will bring great rewards to this bank, in the future.  We’re really excited about some of the people it brings to us.  That’s the most important thing about a merger, to me, is can we all get along and get over the he said this and we said that and those kind of things.  So, we’re excited about that.

The attitude of the American Community people has been remarkable.  We’re very pleased with it.  And Steve, do — you got any comments about the — pleasant comments about the American Community merger?

Steve Robinson:  Bill, nothing other than to echo your comments.  Our integration process started sometime ago and has gone very smoothly.  We’ve had multiple integration meetings, with the staff and our two staffs are working very well together and coming together quite nicely.  So, we appreciate American Community’s leadership.  They’re doing a great job of helping bring the two organizations together.  So, it looks good from our standpoint.

William Long:  Joe Towell, are you still there?

Joe Towell:  Yes, I’m here.

William Long:  Any comments?

Joe Towell:  No.  I think you’ve covered it.  The — we are working hard to understand everything in the American Community portfolio and to we get focused on any distressed assets or large dollar exposures that they have.

William Long:  Great; (Julie), you’re good?

(Julie Mason):  I’m good.

William Long:  OK.  Everyone we really appreciate your being here and thank you for joining us.  And appreciate your participation and continued interest in Yadkin Valley Bank.  And we’ll sign off and Nancy, thank you.

Operator:  You’re very welcome, sir.  This now concludes today’s presentation.  We appreciate your participation and have a great day.

William Long:  Thank you.

END